Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Synaptics Incorporated:

We consent to the use of our reports dated September 2, 2005, with respect to the consolidated balance sheets of Synaptics Incorporated and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, incorporated herein by reference and to the reference to our firm under the heading “Independent Auditors” in the prospectus.

/s/ KPMG LLP

Mountain View, California
September 20, 2005